Ply Gem Reports First Quarter 2015 Results

Cary, NC (BUSINESS WIRE) May 7, 2015 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended April 4, 2015.

First Quarter 2015 Highlights

•	Total net sales for the first quarter increased 39.6% to $376.0 million. Excluding the favorable impact of the Simonton acquisition, our total net sales increased 16.0%.

•
Net sales in our Windows and Doors segment increased $87.2 million or 65.9%. Excluding Simonton, our Windows and Doors net sales increased $23.8 million or 17.9%, while the Siding, Fencing and Stone segment increased $19.4 million or 14.1%.

•	Operating earnings increased $5.5 million to ($14.1) million compared to the first quarter of 2014.

•	Adjusted EBITDA was $2.3 million compared to ($1.5) million for the first quarter of 2014.

“The first quarter marks the fourth consecutive year-over-year quarterly growth of both net sales and adjusted EBITDA for Ply Gem,” said Gary E. Robinette, Ply Gem’s President and CEO. “The seasonality of our business and the typical winter weather experienced in our market footprint traditionally impacts our ability to leverage the business during the first quarter. While much of the residential housing market experienced favorable weather conditions during the first half of the quarter, the extreme winter weather occurred during March and early April of 2015 and presented a challenge to our business. However, we continue to demonstrate improvement in our operating performance and remain focused on our strategic priorities to drive profitable growth with further gross margin improvements and increases in adjusted EBITDA. While we anticipate the housing market to continue to experience near-term choppiness, we remain encouraged by the macro-economic trends that continue to support the long-term recovery of the housing industry. As we further integrate Simonton and continue progress on our strategic initiatives, we are well positioned to take advantage of the housing market rebound and recovery in residential new construction and remodeling activity.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the first quarter, we continued to drive financial improvements within our business segments. Excluding the impact of the Simonton acquisition, our net sales increased 16.0% and we achieved a 60 basis point improvement in our gross profit margin as a result of our improved pricing and operational performance initiatives. Our adjusted EBITDA pull-through on incremental net sales for the first quarter was approximately 12.0%, which was in line with our near-term expectations.”

First Quarter 2015 Financial Results
Net sales increased $106.6 million or 39.6% to $376.0 million compared to $269.5 million for the first quarter of 2014. Our acquisition of Simonton, which was completed during the third quarter of 2014, drove a net sales increase of $63.4 million during the quarter ended April 4, 2015 relative to the quarter ended March 29, 2014. Our first quarter 2015 operating earnings were dampened by Simonton's inclusion in the consolidated results by approximately $4.3 million, as Simonton has historically generated losses in the first quarter due to the seasonality of the business, but is expected to contribute meaningful incremental sales and earnings on a full year basis.

Gross profit margin was 16.0% which represented an increase of 120 basis points from the first quarter of 2014. The increase in gross profit margin was favorably impacted by the Simonton acquisition which generated $12.2 million of gross profit during the quarter ended April 4, 2015. Excluding Simonton, our gross profit would have been 15.4% or an increase of 60 basis points driven by improved operating leverage in the first quarter of 2015 relative to the first quarter of 2014.

Operating loss was ($14.1) million, an improvement of $5.5 million from the first quarter of 2014 from improved gross profit margins and lower SG&A expense as a percentage of net sales.

Adjusted EBITDA was $2.3 million compared to ($1.5) million in the first quarter of 2014. Net loss was $48.9 million compared to $51.6 million for the first quarter of 2014. Our Adjusted EPS for the first quarter of 2015 was ($0.53) as compared to ($0.45) for the comparable period in 2014, and EPS was ($0.72) as compared to ($0.76) for the comparable period in 2014. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $156.4 million, up $19.4 million, or 14.1%, compared to $137.1 million in the first quarter of 2014. The net sales increase was driven by higher unit volume sales and increased selling prices. Gross profit margin for the quarter ended April 4, 2015 was 22.2%, an increase of 30 basis points from the 21.9% for the quarter ended March 29, 2014. The margin improvement resulted from operating leverage that we gained from higher unit volume sales as well as higher selling prices relative to the quarter ended March 29, 2014.

Windows and Doors
Windows and Doors' net sales totaled $219.6 million, up $87.2 million, or 65.9%, compared to $132.4 million in the first quarter of 2014. The net sales increase for the quarter ended April 4, 2015 was predominantly related to our acquisition of Simonton, which was completed on September 19, 2014 and accounted for increased net sales of $63.4 million during the quarter ended April 4, 2015. Excluding Simonton, our Windows and Doors’ net sales increased $23.8 million, or 17.9%, for the quarter ended April 4, 2015. The 17.9% net sales increase was driven by higher unit volume sales and increased selling prices.

Gross profit margin was 11.6% for the quarter ended April 4, 2015, increasing from 7.4% for the quarter ended March 29, 2014. Our gross profit was favorably impacted by the Simonton acquisition contributing gross profit of approximately $12.2 million for the quarter ended April 4, 2015. The resulting gross profit increase of $3.6 million, or 36.5%, was driven by improved net pricing and product mix resulting from selling price increases that the Company implemented during 2014 and early 2015.

Outlook
“As the housing market in the U.S. continues to recover, we expect to generate meaningful operating leverage and earnings in our long-term outlook. We expect to continue to improve the margins and profitability in our Windows and Doors segment by gaining operating leverage and realizing the benefits of our recent acquisitions over the last two years. These acquisitions provide the platform to capitalize on both the new construction and repair and remodeling markets by leveraging our market presence and our customer relationships within both of our business segments. We are encouraged by the gross profit improvement in both of our segments and remain confident in our ability to further expand these gross profits by realizing the synergies of our recent acquisitions. Given the volatility of the North American housing market and the uncertainty of the timing regarding a normalized market, profitability will vary according to these market conditions, but clearly Ply Gem has an attractive position in the marketplace and we will continue to strengthen our position as underlying macro trends improve,” said Mr. Robinette.
Webcast
Ply Gem management will host a webcast today, Thursday, May 7, 2015 at 10:00 a.m. Eastern to discuss first quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 22861815. International participants, please dial 647-788-4901, participant passcode 22861815. A replay of the call will be available on our website through June 8th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic™, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 8,400 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	April 4, 2015	March 29, 2014

Net sales	$376,048	$269,465
Cost of products sold	315,767	229,652
Gross profit	60,281	39,813
Operating expenses:
Selling, general and administrative expenses	68,132	54,080
Amortization of intangible assets	6,199	5,322
Total operating expenses	74,331	59,402
Operating loss	(14,050)	(19,589)
Foreign currency loss	(934)	(228)
Interest expense	(19,093)	(18,518)
Interest income	9	24
Tax receivable agreement liability adjustment	(17,185)	(4,373)
Loss on modification or extinguishment of debt	—	(21,364)
Loss before benefit for income taxes	(51,253)	(64,048)
Benefit for income taxes	(2,394)	(12,470)
Net loss	$(48,859)	$(51,578)
Basic and diluted net loss attributable to common shareholders per share	$(0.72)	$(0.76)
Basic and diluted weighted average shares outstanding	67,923,707	67,745,331

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2014 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of April 4, 2015, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, and litigation settlements. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net loss per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	April 4, 2015	March 29, 2014
Net loss	$(48,859)	$(51,578)
Interest expense, net	19,084	18,494
Benefit for income taxes	(2,394)	(12,470)
Depreciation and amortization	14,821	11,284
EBITDA	(17,348)	(34,270)
Non cash loss on foreign currency transactions	934	228
Acquisition costs	286	—
Customer inventory buybacks	52	123
Restructuring/integration expense	1,163	1,717
Litigation settlement	—	5,000
Tax receivable agreement liability adjustment	17,185	4,373
Loss on modification or extinguishment of debt	—	21,364
Adjusted EBITDA	$2,272	$(1,465)

	Ply Gem Holdings, Inc.
	For the three months ended
	April 4, 2015	March 29, 2014
Basic and diluted net loss per share attributable to common shareholders	$(0.72)	$(0.76)
Non cash loss on foreign currency transactions	0.01	—
Acquisition costs	—	—
Customer inventory buybacks	—	—
Restructuring/integration expense	0.01	0.02
Litigation settlement	—	0.05
Tax receivable agreement liability adjustment	0.16	0.04
Loss on modification or extinguishment of debt	—	0.20
Adjusted EPS	$(0.53)	$(0.45)

Basic and diluted weighted average shares outstanding	67,923,707	67,745,331

3.	Operating segment results for the three months ended April 4, 2015 and March 29, 2014 are as follows:

	For the three months ended
(Amounts in thousands)	April 4, 2015		March 29, 2014
Net sales
Siding, Fencing and Stone	$156,442	42%	$137,055	51%
Windows and Doors	219,606	58%	132,410	49%
	$376,048	100%	$269,465	100%
Gross profit
Siding, Fencing and Stone	$34,771	22%	$30,068	22%
Windows and Doors	25,510	12%	9,745	7%
	$60,281	16%	$39,813	15%

Operating earnings (loss)
Siding, Fencing and Stone	$10,322	7%	$6,868	5%
Windows and Doors	(16,408)	(7)%	(20,497)	(15)%
Unallocated	(7,964)	(2)%	(5,960)	(2)%
	$(14,050)	(4)%	$(19,589)	(7)%

4.	Long-term debt amounts in the selected balance sheets at April 4, 2015 and December 31, 2014 consisted of the following:

	April 4, 2015	December 31, 2014
(Amounts in thousands)

Senior secured asset based revolving credit facility	$60,000	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium and
discount of $49,472 and $51,040, respectively	600,528	598,960
Term Loan Facility due 2021, net of
unamortized early tender premium and
discount of $31,431 and $32,518, respectively	394,269	394,257
	$1,054,797	$993,217
Less current portion of long-term debt	4,300	4,300
	$1,050,497	$988,917

5. The following is a summary of selected balance sheet amounts at April 4, 2015 and December 31, 2014:

	April 4, 2015	December 31, 2014
(Amounts in thousands)

Cash and cash equivalents	$22,444	$33,162
Accounts receivable, less allowances	193,652	187,679
Inventories	179,423	179,913
Prepaid expenses and other current assets	29,292	31,808
Property and equipment, net	158,248	160,967
Intangible assets, net	139,656	147,709
Goodwill	473,734	476,112
Accounts payable	76,351	84,164
Payable to related parties pursuant to tax receivable agreement- non-current	28,102	10,917
Long-term debt	1,050,497	988,917
Stockholders' deficit	(150,113)	(96,668)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901